                                                              File No. 333-22125
                                                              Rule 424(b)(3)
                                                              Prospectus


                        PENN TREATY AMERICAN CORPORATION

             $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                        2,628,340 shares of Common Stock

                                   -----------

      This Prospectus relates to the offering by the selling securityholders named herein (the "Selling Securityholders") of 6 1/4% Convertible Subordinated Notes Due 2003 (the "Notes") of Penn Treaty American Corporation, a Pennsylvania corporation (the "Company"), in the aggregate principal amount of up to $74,750,000. In addition, this Prospectus relates to the offering by the Selling Securityholders of up to 2,628,340 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.10 per share ("Common Stock" and, together with the Notes, the "Securities"), issued or issuable upon conversion of the Notes.

      The Notes were issued and sold in November 1996 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the managers who placed the Notes (the "Initial Purchasers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional accredited investors or to persons in offshore transactions in reliance upon Regulation S under the Securities Act. Prior to their resale pursuant to this Prospectus, certain of the Notes were eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Notes resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.


      The Notes mature on December 1, 2003, unless previously redeemed, converted or repurchased. See "Description of the Notes-Optional Redemption by the Company," "--Conversion of the Notes" and "--Change of Control." Interest on the Notes is payable semi-annually on June 1 and December 1 of each year commencing June 1, 1997.



      Holders ("Holders") of the Notes are entitled at any time through November 28, 2003, subject to prior redemption or repurchase, to convert any of the Notes or portions thereof into Common Stock, at a conversion price of $28.44 per share, subject to certain adjustments. See "Description of the Notes-Conversion of the Notes." The Common Stock is currently traded on the Nasdaq Stock Market under the symbol "PTAC." On April 10, 1997, the reported closing price of the Common Stock on the Nasdaq Stock Market was $26.50 per share.


      The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after December 3, 1999, at the declining redemption prices set forth herein, plus accrued interest. In the event of a Change of Control (as defined herein), each Holder of the Notes may require the Company to repurchase such Holder's Notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued interest. See "Description of the Notes-Optional Redemption by the Company" and "--Change of Control."

      The Notes constitute unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. In addition, because the Company's operations are conducted through subsidiaries, claims of regulators, creditors and holders of indebtedness of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes. See "Description of the Notes-Subordination."

      The Company will not receive any of the proceeds from the sale of the Securities offered hereby. The Selling Securityholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Securities to be sold, the respective purchase price and public offering price, the names of any such agent, broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. The Company has agreed to bear substantially all expenses of registration of the Securities under federal and state securities laws, but not including, among other things, commissions, fees and discounts of underwriters, brokers, dealers and agents. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities. See "Plan of Distribution."

      The Selling Securityholders and any broker, dealer, agents or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Securityholders have agreed to indemnify the Company against certain liabilities. See "Plan of Distribution."

                                   ----------


      See "Risk Factors" commencing on page 7 for a discussion of certain factors that should be considered by prospective investors in the Securities.


                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is April 11, 1997

      THE COMPANY IS A HOLDING COMPANY THAT CONTROLS CERTAIN INSURANCE COMPANY SUBSIDIARIES DOMICILED IN PENNSYLVANIA AND VERMONT. THE INSURANCE LAWS AND REGULATIONS OF EACH OF PENNSYLVANIA AND VERMONT PROVIDE, AMONG OTHER THINGS, THAT WITHOUT THE CONSENT OF THE INSURANCE COMMISSIONER OF EACH SUCH STATE, NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY AND THAT ANY PERSON OR HOLDER OF SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK (SUCH AS THE NOTES) POSSESSING 10% OR MORE OF THE AGGREGATE VOTING POWER OF THE COMMON STOCK (INCLUSIVE OF SHARES ISSUABLE UPON CONVERSION OF ALL SUCH CONVERTIBLE SECURITIES) WILL BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL UNLESS EACH SUCH INSURANCE COMMISSIONER, UPON APPLICATION, HAS DETERMINED OTHERWISE.

      SOME OF THE INFORMATION PRESENTED IN THIS PROSPECTUS CONSTITUTES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALTHOUGH THE COMPANY BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS OF THE COMPANY'S OPERATIONS WILL NOT DIFFER MATERIALLY FROM ITS EXPECTATIONS. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS INCLUDE, AMONG OTHERS, THE ADEQUACY OF THE COMPANY'S LOSS RESERVES, THE COMPANY'S ABILITY TO QUALIFY NEW INSURANCE PRODUCTS FOR SALE IN THE STATES IN WHICH IT IS LICENSED AND THE ACCEPTANCE OF SUCH PRODUCTS, THE COMPANY'S ABILITY TO COMPLY WITH GOVERNMENT REGULATIONS, THE ABILITY OF SENIOR CITIZENS TO PURCHASE THE COMPANY'S PRODUCTS IN LIGHT OF THE INCREASING COSTS OF HEALTH CARE AND THE COMPANY'S ABILITY TO EXPAND ITS NETWORK OF PRODUCTIVE INDEPENDENT AGENTS. SPECIFIC REFERENCE IS MADE TO THE RISKS AND UNCERTAINTIES DESCRIBED UNDER "RISK FACTORS."


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


                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue,
Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or from the Commission's internet web site at http://www.sec.gov. The Common Stock is listed on the Nasdaq Stock Market and, in connection with such listing, the Company also files reports, proxy statements and other information with the Nasdaq Stock Market. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents of the Company filed with the Commission (File No. 0-15972) are incorporated herein by reference:

      (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

      (ii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A for such securities, including any amendments or reports filed for the purpose of updating such description.



      In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, Pennsylvania 18103, Attention: Michael F. Grill, Treasurer (telephone number (610) 965-2222).

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                                     SUMMARY


      The following does not purport to be complete, is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context requires otherwise, all references herein to the "Company" mean Penn Treaty American Corporation and its subsidiaries, collectively. See "Glossary of Certain Insurance Terms" for the definition of certain insurance terms used in this Prospectus. For a discussion of certain factors that should be considered by prospective purchasers of the Securities, see "Risk Factors."


                                   The Company

      The Company is one of the leading providers of long-term nursing home care and home health care insurance. The Company markets its products primarily to persons age 65 and over through independent insurance agents and underwrites its policies through three subsidiaries, Penn Treaty Life Insurance Company ("PTLIC"), Network America Life Insurance Company ("Network America") and American Network Insurance Company. The Company's principal products are individual fixed, defined benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home care and home health care. Policies are designed to make the administration of claims simple, quick and sensitive to the needs of the policyholders. As of December 31, 1996, long-term nursing home care and home health care policies accounted for approximately 94% of the Company's total annualized premiums in-force.

      The Company introduced its first long-term nursing home care insurance product in 1975 and its first home health care product in 1987. In late 1994, the Company introduced its Independent Living(SM) policy which provides coverage over the full term of the policy for home care services furnished by an unlicensed homemaker or companion as well as a licensed care provider. Available policy riders allow insureds to tailor their policies and include an automatic annual benefit increase, benefits for adult day-care centers and a return of premium benefit.

      The Company's objective is to strengthen its position as a leader in providing long-term care insurance to senior citizens. To meet this objective and to continue to increase profitability, the Company is implementing the following strategies:

      o developing and qualifying new products with state insurance regulatory authorities;

      o increasing the size and productivity of the Company's network of independent agents;

      o seeking to acquire complementary insurance companies and blocks of in-force policies underwritten by other insurance companies; and

      o     introducing existing products in newly licensed states.

      As the average age of the U.S. population increases and the cost of long-term care rises, demand for the products offered by the Company is also increasing. The number of individuals age 65 and over is expected to increase from approximately 33 million in 1994 to approximately 77 million by 2030 and 98 million by 2050. According to an independent study published in 1994, the average cost of nursing home care was estimated to

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                                       4

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be approximately $37,000 per year. The Company believes that this cost and demographic factors provide a favorable environment for the continued expansion and growth of the Company's business.


      The Company believes that one of the principal methods of supporting its growth is increasing the number of agents licensed to sell its products. The Company attracts and retains agents through competitive compensation arrangements, timely payment of claims and a history of satisfied customers. Through seminars and lectures, the Company trains and educates its agents about the Company's products and its operations, including its rigorous underwriting procedures, in order to increase its agents' productivity. In 1996, the Company's policies were marketed through approximately 7,500 producing agents, an increase of 46% over the number of producing agents in 1995.


      The Company is currently licensed to market products in 49 states and the District of Columbia. Although not all of the Company's products are currently eligible for sale in all of these jurisdictions, the Company actively seeks to expand the regions where it sells its products. The Company's business is generated primarily in Florida, Pennsylvania, Virginia, California, Illinois, Ohio, Arizona and Missouri.

      On August 30, 1996, the Company consummated the acquisition of all of the issued and outstanding capital stock of Health Insurance of Vermont, Inc., which has since changed its name to American Network Insurance Company ("ANIC").

      The Company's principal executive offices are located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, and its telephone number is (610) 965-2222.

                                  THE OFFERING

      THIS PROSPECTUS RELATES TO THE OFFERING BY THE SELLING SECURITYHOLDERS OF BOTH THE NOTES AND, TO THE EXTENT THE NOTES HAVE BEEN, OR ARE, CONVERTED, THE COMMON STOCK. THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE NOTES IS NOT COMPLETE AND IS QUALIFIED BY ALL OF THE TERMS AND CONDITIONS CONTAINED IN THE NOTES AND IN THE INDENTURE (AS DEFINED HEREIN). FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE NOTES, SEE "DESCRIPTION OF THE NOTES."

The Common Stock


Common Stock outstanding as of April 10, 1997(1) .............  7,519,199 shares
Common Stock to be outstanding assuming conversion
   of the Notes(1)(2) ........................................ 10,147,539 shares
Nasdaq National Market symbol ................................ PTAC


----------

(1) Excludes 192,176 shares of Common Stock issuable upon exercise of stock options outstanding at April 10, 1997.


(2) Assumes no adjustment to the conversion price of the Notes.

The Notes

Issuer ....................  Penn Treaty American Corporation (the "Company").

The Notes .................  $74,750,000 aggregate principal amount of 6 1/4%
                             Convertible Subordinated Notes Due December 1, 2003 issued under an indenture (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee").

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                                       5

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Interest Payment Dates ....  June 1 and December 1 of each year, commencing June
                             1, 1997.

Conversion Price ..........  The Notes are convertible into Common Stock of the
                             Company at $28.44 per share, subject to adjustment as set forth herein, at any time prior to maturity, repurchase or redemption. See "Description of the Notes-Conversion of the Notes."

Redemption ................  The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after December 3, 1999, at the declining redemption prices set forth herein plus accrued interest. See "Description of the Notes-Optional Redemption by the Company."

Change of Control .........  In the event of a Change of Control (as defined herein), Holders of the Notes will have the right to require that the Company repurchase the Notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued interest. See "Description of the Notes-Change of Control."


Subordination .............  The Notes constitute general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. As of April 9, 1997, the Company had approximately $2,400,000 of Senior Indebtedness outstanding. In addition, because the Company's operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes. As of April 9, 1997, the aggregate liabilities of such subsidiaries were approximately $190,800,000. The Indenture does not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee. See "Description of the Notes-Subordination."


Listing ...................  Prior to their resale pursuant to this Prospectus, the Notes sold in reliance on Rule 144A under the Securities Act ("Rule 144A") were eligible for trading in the PORTAL Market. The Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.

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                                       6

                                  RISK FACTORS

      In addition to other information contained or incorporated by reference in this Prospectus, a prospective purchaser of the Securities should carefully consider, among other things, the following risk factors in evaluating the Company and its business before purchasing any Securities.

Holding Company Structure; Reliance on Subsidiary Dividends


      The Company is an insurance holding company whose assets principally consist of the capital stock of its operating subsidiaries. The ability of the Company to redeem, repurchase or make interest payments on the Notes, and to pay dividends on its Common Stock, is dependent upon the ability of its subsidiaries to pay cash dividends or make other cash payments to the Company. The Company's insurance subsidiaries are subject to state laws and regulations which restrict their ability to pay dividends and make other payments to the Company. See "Dividend Policy" and Notes to the 1996 Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which is incorporated herein by reference.


Structural Subordination of the Notes


      The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. By reason of such subordination, in the event of an insolvency, liquidation or other reorganization of the Company, the Senior Indebtedness must be paid in full before the Company may make any payments with respect to the principal of, premium, if any, and interest on the Notes. Senior Indebtedness was approximately $2,400,000 at April 9, 1997.
Because the Company's operations are conducted through subsidiaries, claims of the creditors of the subsidiaries (including policyholders) will have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company, including Holders of the Notes, even though such obligations do not constitute Senior Indebtedness. The Company's subsidiaries had aggregate liabilities of approximately $190,800,000 as of April 9, 1997.


      The Indenture does not restrict the ability of the Company or any of its subsidiaries to incur additional Senior Indebtedness or to pledge their assets in the future. See "Description of the Notes."

Repurchase of Notes at the Option of Holders Upon a Change of Control; Availability of Funds

      In the event of a Change of Control, each Holder of the Notes will have the right to require that the Company repurchase the Notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued interest to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay such repurchase price for all Notes tendered by the Holders thereof. See "--Structural Subordination of the Notes" above and "Description of the Notes-Change of Control."

Adequacy of Loss Reserves; Implementation of New Products

      The reserves for losses and expenses established by the Company are estimates of amounts needed to pay reported and incurred but not yet reported claims and related expenses based on facts and circumstances known as of the time the reserves are established. Reserves are based on historical claims information, industry statistics and other factors. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate loss and expense will not materially exceed the Company's reserves and have a material adverse effect on its results of operations and financial condition. Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated future liabilities as reflected in the Company's reserves for claims and policy expenses.

      The introduction of new insurance products, such as the Independent Living(SM) policy, entails a greater risk of unanticipated claims than products with respect to which the Company has developed significant historical claims data, such as long-term nursing home care insurance. As of December 31, 1996, Independent Living(SM) and other home health care policies accounted for approximately 27% of the Company's total annualized premiums in-force, and for the year ended December 31, 1996, home health care policies accounted for approximately 42% of the Company's new business premiums for such period. In order to minimize the risks to the Company associated with this lack of historical claims experience data, the Company generally limits both the amount of benefits and duration of coverage available under new products until such data are developed. There can be no assurance, however, that such limits will be adequate.


      If as a result of actual experience, the Company does not meet state mandated loss ratios for a product, state insurance regulators may require the Company to reduce or refund premiums on such product. If, however, losses are greater than anticipated, in addition to adjusting its reserve levels as discussed below, the Company may seek regulatory approval of premium increases. Because this approval process is time consuming, the Company must attempt to anticipate the need for premium increases substantially in advance of its targeted date for implementing such increases. Failure to anticipate the need for or to secure regulatory approval of such increases could have a material adverse effect on the Company. Moreover, fluidity in market competition and regulatory forces might limit the Company's ability to rely on historical claims experience for the development of new premium rates and reserve allocations.

      The Company began marketing its home health care policies as a stand-alone product in 1987 and, in the past, experienced a higher than expected number of claims filed and longer than expected duration of claims, requiring higher levels of reserves and loss ratios than anticipated with this product line. Because of the Company's relatively limited claims experience with its home health care products, the Company may continue to incur higher than expected loss ratios and may be required to adjust its reserve levels with respect to these products.

Recoverability of Deferred Acquisition Costs

      In connection with the sale of its insurance policies, the Company defers and amortizes a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. These costs include all expenses directly related to the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred acquisition costs is determined using the same projected actuarial assumptions used in computing policy reserves. Deferred acquisition costs can be affected by unanticipated termination of policies because, upon such unanticipated termination, the Company is required to expense fully the deferred acquisition costs associated with the terminated policy. If these actuarial assumptions prove to be inaccurate, the result could have a material adverse effect on the Company's results of operations in future periods.

Mandated Loss Ratios

      The states in which the Company is licensed have the authority to change the minimum mandated statutory loss ratios to which the Company is subject, the manner in which these ratios are computed and the manner in which compliance with these ratios is measured and enforced. Loss ratios are commonly defined as incurred claims and increases in policy reserves divided by earned premiums. Most states in which the Company writes insurance have adopted the loss ratios recommended by the National Association of Insurance Commissioners (the "NAIC"). The Company is unable to predict the impact of (i) the imposition of any changes in the mandatory statutory loss ratios for individual or group long-term care policies to which the Company may become subject, (ii) any changes in the minimum loss ratios for individual or group long-term care or Medicare supplement policies and (iii) any change in the manner in which these minimums are computed or enforced in the future. The Company has not been informed by any state that it does not meet mandated minimums, and the Company believes that it is in compliance with all such minimum ratios. In the event the Company is not in compliance with minimum statutory loss ratios mandated by regulatory authorities with respect to certain policies, the Company may be required to reduce or refund premiums, which could have a material adverse effect upon the Company.

Government Regulation

      The business of the Company, including the insurance policies sold by the Company's insurance subsidiaries, is subject to stringent state governmental requirements, including those regarding licensure, benefit structure, policy forms, minimum loss ratios, payment of dividends, settlement of claims, capital levels, premium rate levels, premium rate increases and transfer of control of the Company's insurance subsidiaries. Certain changes in such laws and regulations could have a material adverse effect on the operations of the Company's insurance subsidiaries and, in turn, on the Company. Specific developments which could have a material adverse effect on the operations of the Company's insurance subsidiaries include, but are not limited to, rate rollback legislation and legislation to control premiums, policy terminations and other policy terms, including premium levels. In addition, the administration of such regulations is vested in state agencies which have broad powers and are concerned primarily with the protection of policyholders rather than the protection of investors.

      Furthermore, from time to time there are significant federal and state legislative developments with respect to long-term care and Medicare coverage. The Federal Omnibus Budget Reconciliation Act of 1990 requires that Medicare supplement policies provide for guaranteed renewability and waivers of pre-existing condition coverage limitations under certain circumstances. In addition, in 1993 the NAIC adopted model long-term care policy language requiring the provision of nonforfeiture benefits and has proposed a rate stabilization standard for long-term care policies. In August 1996, Congress enacted the Health Insurance Portability and Accountability Act of 1996 which permits, under certain circumstances, premiums paid for eligible long-term care insurance policies to be treated as tax deductible medical expenses. The Company cannot predict with certainty the effect this legislation could have on its business and operations.

Highly Competitive and Concentrated Markets; A.M. Best Rating


      The Company's ability to expand and attract new business is affected by the ratings assigned to its insurance subsidiaries by A.M. Best Company, Inc. ("A.M. Best"), an independent insurance industry rating agency. Ratings for the industry currently range from "A++ (Superior)" to "F (In Liquidation)" and some companies are unrated. A.M. Best's ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors. PTLIC's, Network America's and ANIC's ratings are "B++" (Very Good)". The inability of the Company's insurance subsidiaries to maintain a "B++" or better rating could adversely affect the sales of the Company's products. The markets in which the Company competes are highly competitive. The Company competes with large national and smaller regional insurers, as well as specialty insurers. Many of these insurers are larger and have greater resources and higher A.M. Best ratings than the Company. In addition to A.M. Best ratings, the Company competes with other insurance companies on the basis of pricing, breadth and flexibility of coverage, and the quality and level of agent and policyholder services provided. The Company also competes with other insurance companies for producing agents to market and sell its products. In addition, the Company has experienced geographic concentration in the sale of its products. During the years ended December 31, 1994, 1995 and 1996, more than half of the Company's premiums have been derived from sales of policies in California, Florida and Pennsylvania. Competitive changes in such markets could have a material adverse effect on the Company.


Agent Recruitment; Reliance on Marketing General Agent

      The Company regularly engages in active recruitment and training of independent agents to market and sell its products, in part by frequent presentations designed to educate agents with respect to the Company's insurance products and operations. The Company also periodically reviews and terminates its agency relationships with non-producing or underproducing agents or agents who do not comply with the Company's guidelines and policies with respect to the sale of its products. While the Company believes that the commissions it pays to independent agents are competitive with the commissions paid by other insurance companies selling similar policies, there can be no assurance that the Company will be able to continue to attract and retain independent agents to sell the Company's products.


      The Company utilizes marketing general agents from time to time for the purpose of recruiting independent agents and developing networks of agents in various states. The Company has a marketing general agent for purposes of generating business for PTLIC and Network America in several states. This marketing general agent receives an overriding commission on business written in return for recruiting, training and motivating the independent agents. This marketing general agent also functions as a general agent for PTLIC and Network America in several states. In the capacity of marketing general agent and general agent, this agent accounted for 20%, 18% and 21% of the total premiums earned by the Company during the years ended December 31, 1994, 1995 and 1996, respectively. The loss of the services provided by this agent as marketing general agent and general agent could have a material adverse effect upon the Company.


Dependence on Senior Citizen Market; Rising Health Care Costs

      The Company's insurance products are designed primarily for sale to persons age 65 and over. Many such persons live on fixed incomes and, as a result, are highly sensitive to interest rate and inflation fluctuations which affect their buying power. In periods of low interest rates, renewal premiums on the Company's products have decreased. Inflationary trends in health care costs over time will cause the fixed benefits provided by the Company's policies to cover less of the actual costs of long-term care. This may require the Company to increase policy benefits under new policies to maintain the marketability of its products, with corresponding increases in premiums. There can be no assurance that adverse economic conditions or lower interest rates will not have a material impact upon the ability of senior citizens to afford the Company's products which, in turn, could have a material adverse impact upon the Company.

Dependence on Key Personnel

      The success of the Company has largely depended upon the efforts of its senior operating management, including the Company's Chairman of the Board, President, Chief Executive Officer and founder, Mr. Irving Levit. The loss of the services of Mr. Levit or one or more of its key personnel could have a material adverse effect on the operations of the Company.

Control by Principal Shareholder and Management

      Mr. Irving Levit controls, directly or indirectly, approximately 24% of the Common Stock. In addition, a majority of the members of the Board of Directors consist of members of senior management. Accordingly, Mr. Levit and other members of senior management have the power to exert significant influence over the policies and affairs of the Company.

Effect of Certain Anti-Takeover Provisions


      The Company's Restated and Amended Articles of Incorporation, as amended, the Pennsylvania Business Corporation Law of 1988 (the "1988 BCL") and the insurance laws of states in which the Company conducts business contain certain provisions which could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such transaction would be beneficial to the interests of the shareholders, or could discourage a third party from attempting to acquire control of the Company. In particular, the classification of the Company's Board of Directors could have the effect of delaying a change in control of the Company. In addition, the Company has authorized 5,000,000 shares of Preferred Stock, which the Company could issue without further shareholder approval and upon such terms and conditions, and having such rights privileges and preferences, as the Board of Directors may determine. The Company has no current plans to issue any Preferred Stock. In addition, insurance laws and regulations of each of Pennsylvania and Vermont provide, among other things, that without the consent of the insurance commissioner of each such state, no person may acquire control of the Company, and that any person or holder of shares of Common Stock or securities convertible into Common Stock (such as the Notes) possessing 10% or more of the aggregate voting power of the Common Stock (inclusive of shares issuable upon conversion of all such convertible securities) will be presumed to have acquired such control unless each such insurance commissioner, upon application, has determined otherwise.

Absence of Public Market; Possible Volatility of Prices; Restrictions on
Transfer


      Prior to their resale pursuant to this Prospectus, Notes sold to qualified institutional buyers as defined in Rule 144A ("QIBs") were eligible for trading on the PORTAL Market. The Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time. There can be no assurance that an active market for the Notes will develop and continue or that the market price of the Notes will not decline. There can be no assurance as to the liquidity of investments in the Notes or as to the price Holders may realize upon the sale of the Notes. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the Notes and Common Stock, the market price of the Common Stock, interest rates, investor perception of the Company and general economic and market conditions.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                   Year Ended December 31,
                            1996   1995    1994    1993    1992

Ratio of Earnings
  to Fixed Charges...      25.83x  34.26x 45.19x  36.06x  33.92x



      For the purpose of computing the ratio of earnings to fixed charges, earnings consists of earnings before income taxes and fixed charges. Fixed charges consist of interest expense plus the portion of rental expense under operating leases that has been deemed by the Company to be representative of the interest factor (approximately one-third of rental expenses).


                                 DIVIDEND POLICY

      The Company has never paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. It is the present intention of the Company to retain any future earnings to support the continued growth of the Company's business. Any future payment of dividends by the Company is subject to the discretion of the Board of Directors and is dependent, in part, on any dividends it may receive from its subsidiaries. The payment of dividends by the Company's subsidiaries is dependent on a number of factors, including their respective earnings and financial condition, business needs and capital and surplus requirements, and is also subject to certain regulatory restrictions and the effect that such payment would have on their ratings by A.M. Best. The Company distributed a 50% stock dividend on the Common Stock on May 15, 1995.

                            DESCRIPTION OF THE NOTES

      The Notes were issued under an Indenture, dated as of November 26, 1996 (the "Indenture"), between the Company and First Union National Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety. As used in this "Description of the Notes," the "Company" refers to Penn Treaty American Corporation and does not, unless the context otherwise indicates, include its subsidiaries. Copies of the Indenture and the Registration Rights Agreement, dated as of November 26, 1996, between the Company and the Initial Purchasers are incorporated by reference into the Registration Statement of which this Prospectus forms a part.

General

      In November 1996, the Company issued an aggregate principal amount of $74,750,000 of its 6 1/4% Convertible Subordinated Notes Due 2003 pursuant to exemptions from the Securities Act.


      The Notes are general unsecured subordinated obligations of the Company and are convertible into Common Stock as described below under the subheading "--Conversion of the Notes." The Notes were issued in fully registered form only in denominations of $1,000 in principal amount or any integral multiple thereof and mature on December 1, 2003, unless earlier redeemed at the option of the Company, converted at the option of the Holder or repurchased at the option of the Holder upon a Change of Control.


      The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of debt by the Company or any of its subsidiaries.

      The Notes bear interest at the annual rate of 6 1/4%, payable semi-annually on June 1 and December 1, commencing on June 1, 1997, to Holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

      Interest may, at the option of the Company, be paid by check mailed to the address of such Holder as it appears in the note register. Any Holder of Notes with an aggregate principal amount equal to or in excess of $5,000,000 may request that interest be paid by wire transfer upon written notice by such Holder to the Trustee in accordance with the provisions of the Indenture. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee in New York, New York.

Book Entry; Delivery and Form


      Notes initially held by QIBs and by persons who were not U.S. persons who acquired such Notes in "offshore transactions" in reliance on Regulation S under the Securities Act ("Non-U.S. Persons") were initially evidenced by restricted global notes (the "Restricted Global Notes") which were deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Notes initially held by institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) were issued in definitive form.


      A purchaser (a "Public Holder") of Notes pursuant to this Prospectus will receive a beneficial interest in an unrestricted global note (the "Public Global Note") which will be deposited with, or on behalf of, DTC and registered in the name of Cede, as DTC's nominee. Except as set forth below, the record ownership of the Public Global Note may be transferred in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      A Public Holder may hold its interest in the Public Global Note directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

      Public Holders who are not Participants may beneficially own interests in the Public Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Public Global Note, Cede for all purposes is considered the sole holder of the Public Global Note. Owners of beneficial interests in the Public Global Note are entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form. The laws of some states require that certain persons take physical delivery of securities in definitive form.

      Payment of interest on and the redemption and repurchase price of the Public Global Note will be made to Cede, the nominee for DTC, as registered owner of the Public Global Note, by wire transfer of immediately available funds on each interest payment date, each redemption date and each repurchase date, as applicable. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Public Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      The Company has been informed by DTC, that, with respect to any payment of interest on or the redemption or repurchase price of the Public Global Note, DTC's practice is to credit Participants' accounts on the payment date, redemption date or repurchase date, as applicable, therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Public Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Public Global Note held through such Participants are the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in street name.


      Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Public Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

      Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance of DTC, or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a Public Holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Public Global Note are credited and only in respect of the principal amount of the Notes represented by the Public Global Note as to which such Participant or Participants has or have given such direction.

      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Public Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Public Global Note.

Conversion of the Notes

      Holders of any Notes are entitled at any time until the close of business on November 28, 2003, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 in principal amount or integral multiples thereof) into Common Stock at the conversion price of $28.44 per share, subject to adjustment as described below; provided that in the case of Notes called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a Holder is exercising its option to require repurchase upon a Change of Control may be converted only if such Holder withdraws its election to exercise such redemption option in accordance with the terms of the Indenture.

      Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any Common Stock issued. A Holder of Notes at the close of business on a record date will be entitled to receive the interest payable on such Notes on the corresponding interest payment date. However, Notes surrendered for conversion during the period from the close of business on a record date to the opening of business on the next succeeding interest payment date must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (unless such Note or portion thereof being converted is called for redemption on a redemption date during the period from the close of business on or after any record date to the close of business on the business day following the corresponding interest payment date). The interest payment with respect to a Note called for redemption on a date between the close of business on any record date for the payment of interest to the close of business on the business day following the corresponding interest payment date and surrendered for conversion during that period will be payable on the corresponding interest payment date to the registered Holder at the close of business on that record date (notwithstanding the conversion of such Note before the corresponding interest payment date). A Holder of Notes who elects to convert during that period need not include funds equal to the interest paid. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the Common Stock on the last business day prior to the date of conversion.


      The conversion price is subject to adjustment (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or distribution on the outstanding Common Stock, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants to purchase Common Stock at less than the Current Market Price (as defined in the Indenture), (iii) certain subdivisions, combinations and reclassifications of Common Stock, (iv) distributions to all holders of Common Stock of the Company of any class of capital stock of the Company (other than distributions of Common Stock as a dividend or distribution) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, options and warrants referred to in clause (ii) above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company and dividends and distributions paid exclusively in cash),

(v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of the Company as referred to in clause
(ii) of the third paragraph below) to all holders of Common Stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest.

      No adjustment will be made pursuant to clause (iv) of the preceding paragraph if the Company makes proper provision for each Holder of Notes who converts a Note (or portion thereof) to receive, in addition to the Common Stock issuable upon such conversion, the kind and amount of assets (including securities) that such Holder would have been entitled to receive if such Holder had been a holder of the Common Stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by the Company to all holders of the Common Stock that entitle the holders thereof to purchase shares of the Company's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the Common Stock,
(ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to be distributed (and no adjustment in the Conversion Price shall be required) until the occurrence of the Triggering Event.

      Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

      In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or from par value to no par value as a result of a subdivision or a combination) or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance assuming that a Holder of Notes did not exercise any rights of election, if any, as to the stock, other securities or other property or assets receivable in connection therewith.

      In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

      The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Subordination

      The payment of principal of, premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

      The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities) and may not acquire from the Trustee or the Holder of any Note for cash or property (other than securities subordinated to at least the same extent as the Note to (i) Senior Indebtedness and (ii) any securities issued in exchange for all Senior Indebtedness) until Senior Indebtedness has been paid in full if (i) a default in the payment of the principal of, premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the representative or representatives of holders of at least a majority in principal amount of Senior Indebtedness then outstanding. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, or (ii) in the case of a default other than a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No default, other than a nonpayment default, that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured or waived for a period of not less than 180 days.

      "Senior Indebtedness" with respect to the Notes means the principal of, premium, if any, and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the Indenture or thereafter incurred or created:
(i) indebtedness, matured or unmatured, whether or not contingent, of the Company for money borrowed evidenced by notes or other written obligations,
(ii) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, (iii) indebtedness, matured or unmatured, whether or not contingent, of the Company evidenced by notes, debentures, bonds or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (iv) obligations of the Company as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (v) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by the Company and (vi) renewals, extensions, modifications, amendments and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv), unless the agreement pursuant to which any such indebtedness described in clauses (i) through (vi) is created, issued, assumed or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to the Notes; provided, however, that the following shall not constitute Senior Indebtedness: (i) any indebtedness or obligation of the Company in respect of the Notes; (ii) any indebtedness of the Company to any of its subsidiaries or other affiliates;
(iii) any indebtedness that is subordinated or junior in any respect to any other indebtedness of the Company other than Senior Indebtedness; and (iv) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business.

      In the event that the Trustee (or paying agent if other than the Trustee) or any Holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the Indenture, such payment shall be held in trust for the benefit of, and immediately shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness.


      As of April 9, 1997, the Company had approximately $2,000,000 outstanding under its mortgage and approximately $400,000 outstanding under capitalized leases and a note payable of a subsidiary of the Company, which obligations constituted the only Senior Indebtedness of the Company outstanding as of that date. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness.



      In addition, because the Company's operations are conducted primarily through its subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes. As of April 9, 1997, the aggregate liabilities of such subsidiaries were approximately $190,800,000. The Indenture does not limit the amount of additional indebtedness which any of the Company's subsidiaries can create, incur, assume or guarantee.


      Because of these subordination provisions, in the event of a liquidation or insolvency of the Company or any of its subsidiaries, Holders of Notes may recover less, ratably, than the holders of Senior Indebtedness.

Optional Redemption by the Company

      The Notes are not redeemable at the option of the Company prior to December 3, 1999. At any time on or after that date, the Notes may be redeemed at the Company's option by publishing a notice in the Wall Street Journal and mailing a notice of such redemption on at least 30 but not more than 60 days prior to the date fixed for redemption to the Holders of Notes to be redeemed at their last addresses as they appear on the Note register, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), together with accrued interest to the date fixed for redemption if redeemed during the 12-month period beginning:

Date                                                            Redemption Price
----                                                            ----------------

December 3, 1999 ............................................      103.13%
December 1, 2000 ............................................      102.08%
December 1, 2001 ............................................      101.04%
and 100% on or after December 1, 2002

      If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption. No sinking fund is provided for the Notes.

Change of Control

      Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require that the Company repurchase such Holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the Indenture.

      A "Change of Control" means an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of the Company at an Acquisition Price (as defined below) less than the conversion price then in effect with respect to the Notes and (ii) the holders of the Common Stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following such event or events will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities' prices; provided, however, that any such person or group shall not be deemed to be the beneficial owner of, or to beneficially own, any Voting Stock tendered in a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer. "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). "Acquisition Price" means the weighted average price paid by the person or group in acquiring the Voting Stock.

      Within 30 days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each Holder of Notes, at such Holder's address appearing in the note register, a notice stating, among other things, that a Change of Control has occurred, the repurchase price, the repurchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

      The Company will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 under the Exchange Act and other securities laws or regulations, to the extent such laws are applicable, in connection with the repurchase of the Notes as described above.

      Future indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require the Company to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of Notes of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to Holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of the incumbent management.

Merger, Consolidation and Sale of Assets

      The Indenture prohibits the Company from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets (determined on a consolidated basis), to any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes, including the conversion rights described above under "--Conversion of the Notes," (ii) immediately after giving effect to such transaction no Event of Default (as defined below) has happened and is continuing and (iii) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Events of Default and Remedies; Notice

      An Event of Default is defined in the Indenture as being, among other things: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the Notes when required as described under "--Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default for 30 days in payment of any installment of interest on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the Holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee, in good faith, considers it in the interest of the Holders of the Notes to do so.

      The Indenture provides that if an Event of Default (other than an Event of Default with respect to certain events, including bankruptcy, insolvency or reorganization of the Company) shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest on all Notes and the principal and premiums, if any, on all Notes that have become due other than by acceleration and certain expenses and fees of the Trustee and if all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) shall have been cured or waived and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the Holders of a majority in principal amount of the Notes then outstanding.

      The Holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Indenture provides that, subject to the duty of the Trustee following an Event of Default to act with the required standard of care, the Trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Trustee receives satisfactory indemnity against any associated costs, liability or expense.

      Within 120 days of the end of each fiscal year, the Company must deliver to the Trustee an Officers' Certificate stating whether or not to the best knowledge of the signers the Company is in compliance (without regard to periods of grace or notice requirements) with all conditions and covenants under the Indenture, and if the Company is not in compliance, specifying such non-compliance and the nature and status of such non-compliance of which such signer may have knowledge.

Satisfaction and Discharge; Defeasance

      The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of the Holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (ii) rights of Holders of Notes to convert to Common Stock or, in certain circumstances, cash,
(iii) the Company's right of optional redemption, (iv) rights of registration of transfer and exchange, (v) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (vi) rights, obligations and immunities of the Trustee under the Indenture and (vii) rights of the Holders of Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them) if (A) the Company will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (C) (x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

      The Indenture will also cease to be in effect (except as described in clauses (i) through (vii) in the immediately preceding paragraph) and the indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, of cash, U.S. Government Obligations (as defined in the Indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (iii) the Company has delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge by the Company and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iv) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

      The Company may also be released from its obligations under the covenants described above under "--Change of Control" and "--Merger, Consolidation and Sale of Assets" with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by the Company and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iv) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company will no longer be required to comply with the obligations described above under "--Merger, Consolidation and Sale of Assets" and will have no obligation to repurchase the Notes pursuant to the provisions described under "--Change of Control."

      Notwithstanding any satisfaction and discharge or defeasance of the Indenture, the obligations of the Company described under "--Conversion of the Notes" will survive to the extent provided in the Indenture until the Notes cease to be outstanding.

Modifications of the Indenture

      The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase the Notes, at the option of the Holder, upon the happening of a Change of Control, impair or affect the right of a Holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the Indenture in a manner adverse to the Holders of the Notes or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, without the consent of the Holder of each Note so affected or (ii) reduce the aforesaid percentage of the Notes, without the consent of the Holders of all of the Notes then outstanding. The Company and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder in certain events, such as to make provision for certain conversion rights, to provide for the issuance of Notes in coupon form, to correct or supplement any inconsistent or deficient provision in the Indenture, to comply with the provisions of the Trust Indenture Act of 1939 or to appoint a successor Trustee.

Concerning the Trustee


      First Union National Bank, the Trustee under the Indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Notes. As of March 24, 1997, First Union National Bank is also the transfer agent and registrar with regard to the shares of Common Stock. In addition, First Union National Bank and/or its affiliates may in the future provide banking and other services to the Company in the ordinary course of their respective businesses. Under the Indenture, each Holder or former Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder's or former Holder's Note in violation of any provision of the Indenture or applicable United States federal or state securities laws.


      The Holders of a majority in principal amount of all outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction does not conflict with any rule of law or with the Indenture, and the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

                          DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $.10 per share and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The relative rights of the Company's Common Stock and Preferred Stock are defined by the Company's Restated and Amended Articles of Incorporation, as amended, as described below, as well as by the Company's Amended and Restated By-laws, as amended, and the 1988 BCL.

Common Stock

      Subject to the rights of holders of any series of Preferred Stock which may from time to time be issued, holders of Common Stock are entitled to one vote per share on matters acted upon at any shareholders' meeting, including the election of Directors, and to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. There is no cumulative voting and the Common Stock is not redeemable. In the event of any liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets of the Company remaining after the payment of liabilities and any amounts required to be paid to holders of Preferred Stock, if any. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. All shares of Common Stock now outstanding, and all shares to be outstanding upon the completion of this offering, are and will be fully paid and non-assessable.


      The Common Stock is traded on the Nasdaq Stock Market. As of April 10, 1997, there were approximately 430 holders of record of Common Stock. This number was derived from the Company's shareholder records, and does not include beneficial owners of the Company's Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries.


Preferred Stock

      The Board of Directors of the Company, without further action by the shareholders, is authorized to issue the shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock.

Anti-Takeover Provisions

      The Company's Board of Directors is divided into three classes, each of which is comprised of three Directors elected for a three-year term, with one class being elected each year. Directors may be removed without cause only with the approval of 67% of the voting power of the stock entitled to vote in the election of Directors. Any Director elected to fill a vacancy, however created, serves for the remainder of the term of the Director which he or she is replacing.

      The Company's Restated and Amended Articles of Incorporation, as amended, require the affirmative vote of shareholders owning at least 67% of the outstanding shares of the Company's Common Stock in order for the Company to: amend, repeal or add any provision to the Restated and Amended Articles of Incorporation, as amended; merge or consolidate with another corporation, other than a wholly-owned subsidiary; exchange shares of the Company's Common Stock in such a manner that a corporation, person or entity acquires the issued or outstanding shares of Common Stock of the Company pursuant to a vote of shareholders; sell, lease, convey, encumber or otherwise dispose of all or substantially all of the property or business of the Company; or liquidate or dissolve the Company.

      In addition, the Restated and Amended Articles of Incorporation, as amended, permit the Board of Directors to oppose a tender offer or other offer for the Company's securities, and allow the Board to consider any pertinent issue in determining whether to oppose any such offer. Finally, the Restated and Amended Articles of Incorporation, as amended, require the Company to obtain the approval of the holders of a majority of all capital stock entitled to vote in the election of directors prior to any direct or indirect purchase of securities of any class by the Company from a shareholder who beneficially owns 20% or more of the outstanding securities in the class to be acquired and has not held such securities for more than two years at the time of such purchase. The foregoing vote of shareholders is not required if any such purchase is made by the Company as part of a tender or exchange offer to purchase securities of the same class from all holders of such securities in a manner complying with the applicable requirements of the Exchange Act.

      Pursuant to the Company's Amended and Restated By-laws, as amended, shareholder nominations for election to the Board of Directors must be made in writing and delivered or mailed to the President of the Company not less than fifty days nor more than seventy-five days prior to any meeting of shareholders called for the election of Directors; provided, however, that if less than fifty days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

      The 1988 BCL includes certain shareholder protection provisions, some of which apply to the Company and two of which, relating to "Disgorgement by Certain Controlling Shareholders following Attempts to Acquire Control" and "Control Share Acquisitions," the Company has specifically opted out of pursuant to an amendment to its by-laws. The following is a description of those provisions of the 1988 BCL that still apply to the Company and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.

      (i) The control transaction provisions allow holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the corporation). Fair value is defined as not less than the highest price paid by the acquiror during a certain 90 day period.

      (ii) An interested shareholder (the beneficial owner of twenty percent of the voting stock either of a corporation or of an affiliate of the corporation who was at any time within the five-year period immediately prior to the date in question the beneficial owner of twenty percent of the voting stock of the corporation) cannot engage in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, or (b) if the interested shareholder owns 80% of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions. After the five-year period, the same restrictions apply, unless the transaction either is approved by a majority of the disinterested shareholders or satisfies the fair price provisions.

      (iii) Corporations may adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) whereby options to acquire shares or corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allows the exercise of options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction. Pursuant to the 1988 BCL, such poison pills may be adopted by the Board without shareholder approval.

      (iv) In taking action with respect to tender offers or takeover proposals (as for any other action), directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers, customers, communities where the corporation is located and all other pertinent factors.

      (v) Shareholders of a corporation no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles under the provisions of the 1988 BCL.

      The foregoing provisions may discourage certain types of transactions that involve a change of control of the Company and ensure a measure of continuity in the management of the business and affairs of the Company. While the Company does not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for the Common Stock and to permit current management to remain in control of the Company. In some circumstances certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. These anti-takeover provisions may discourage any or all such acquisitions, particularly those of less than all of the Company's shares, and may thereby deprive certain holders of the Company's Common Stock of any opportunity to sell their stock at a temporarily higher market price.

      Pursuant to an amendment to the Company's Amended and Restated By-laws adopted on July 19, 1990, the Company opted out of "Disgorgement by Certain Controlling Shareholders following Attempts to Acquire Control," which would otherwise allow the Company to recover all profits derived by any person or group that acquires control or disclosed an intention to acquire voting power over 20% of the equity securities of the Company on the disposition of any of the securities of the Company acquired within two years prior or eighteen months after acquiring such control or announcing an intention to that effect. The Company also opted out of "Control Share Acquisitions," which would otherwise suspend the voting rights of a shareholder when his ownership of the Company's securities crossed any of three thresholds (20%, 33% or 50%). The voting rights are held in abeyance until the shareholders holding a majority of disinterested shares vote to restore them. The inapplicability of these provisions mitigates somewhat the deterrence of hostile anti-takeover attempts at prices in excess of the prevailing market prices and lessens the ability of current management to retain control of the Company.

      In addition to provisions of the 1988 BCL, insurance laws and regulations of each of Pennsylvania and Vermont provide, among other things, that without the consent of the insurance commissioner of each such state, no person may acquire control of the Company and that any person or holder of shares of Common Stock or securities convertible into Common Stock (such as the Notes) possessing 10% or more of the aggregate voting power of the Common Stock (inclusive of shares issuable upon conversion of all such convertible securities) will be presumed to have acquired such control unless each such insurance commissioner, upon application, has determined otherwise.


      The transfer agent and registrar for the shares of the Common Stock is First Union National Bank.

SELLING SECURITYHOLDERS

      The Notes were originally issued by the Company in transactions exempt from the registration requirements of the Securities Act to persons believed by the Initial Purchasers to be QIBs, institutional accredited investors or to persons in off-shore transactions in reliance upon Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees and their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and the shares of Common Stock initially issued or issuable upon conversion of the Notes (the "Conversion Shares").

      The following table sets forth information, with respect to the Selling Securityholders and the respective principal amount of Notes beneficially owned by each such Selling Securityholder and that may be sold, and the number of Conversion Shares that may be sold, by the Selling Securityholders pursuant to this Prospectus. Except as set forth below, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may offer all or a portion of the Notes and the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sale. The following table is based upon information furnished to the Company by The Depository Trust Company, New York, New York and the Selling Securityholders.


                                                                             PRINCIPAL
                                                                               AMOUNT
                                                                              OF NOTES                      NUMBER OF
                                                                            BENEFICIALLY                   CONVERSION
                                                                             OWNED AND      PERCENT OF       SHARES
                                                                              THAT MAY      OUTSTANDING     THAT MAY
NAME (1)                                                                      BE SOLD          NOTES       BE SOLD(2)
--------------------------------------------------------------------------  ------------  ---------------  -----------
Austin Firefighters Conv. (3).............................................  $    106,000             *          3,727
Bancroft Convertible Fund, Inc............................................     1,375,000          1.84%        48,347
Bank America Convertible Fund.............................................        62,000             *          2,180
Bank of America Illinois EB Convertible Fund..............................        33,000             *          1,160
Bank of Tokyo--Mitsubishi Trust Company Commingled
  Convertible Securities Fund.............................................       500,000             *         17,580
Bankers Trust ttee for Chrysler Corp Emp #1 Pension Plan dtd 4/1/89.......     2,255,000          3.02         79,289
Baptist Hospital (3)......................................................        92,000             *          3,234
Bear, Stearns & Co. Inc. (4)..............................................     1,361,000          1.82         47,855
Bond Fund Series--Oppenheimer Bond Fund for Growth........................     3,250,000          4.35        114,275
Boston Museum of Fine Arts (3)............................................        40,000             *          1,406
Burroughs Wellcome Fund...................................................       204,000             *          7,172
Bush Foundation...........................................................       121,000             *          4,254
Carrigaholt Capital (Bermuda) L.P.........................................     1,625,000          2.17         57,137
Chase Manhattan ttee for IBM Corp. Retirement Plan Trust Dtd 12/18/45.....     3,745,000          5.01        131,680
Citizen Auto Profit Sharing...............................................        20,000             *            703
Clark Family Foundation, Inc..............................................       250,000             *          8,790
The Classic IC Company, Ltd...............................................     1,125,000          1.51         39,556
Columbia/HCA Money Purchase Plan..........................................       690,000             *         24,261
Common Fund...............................................................       205,000             *          7,208

                                     26


                                                                             PRINCIPAL
                                                                               AMOUNT
                                                                              OF NOTES                      NUMBER OF
                                                                            BENEFICIALLY                   CONVERSION
                                                                             OWNED AND      PERCENT OF       SHARES
                                                                              THAT MAY      OUTSTANDING     THAT MAY
NAME (1)                                                                      BE SOLD          NOTES       BE SOLD(2)
--------------------------------------------------------------------------  ------------  ---------------  -----------
Dreyfus Variable Investment Fund Growth and Income Portfolio..............     2,000,000          2.68         70,323
Dunham & Associates Conv. Fund II (3).....................................        26,000             *            914
Dunham & Associates Ser III (3)...........................................        10,000             *            351
Earlham College...........................................................        64,000             *          2,250
Ellsworth Convertible Growth and Income Fund, Inc.........................     1,375,000          1.84         48,347
Engineers Joint Pension (3)...............................................       146,000             *          5,133
Equitable Life Assurance Separate Account--Balanced.......................       155,000             *          5,450
Equitable Life Assurance Separate Account--Convertible....................     2,340,000          3.13         82,278
First Bank National Association as trustee of the Donaldson Company Inc.
  Pension Trust--Kennedy Capital Management...............................        65,000             *          2,285
First Trust National Association as trustee under the Trust Agreement pursuant to certain Potlatch Corporation Retirement Plans--Society
  Investment Management...................................................       150,000             *          5,274
First Trust National Association as agent of the Sisters of St. Joseph of
  Carondelet--Kennedy Capital Management..................................        51,000             *          1,793
Forest Fulcrum Fund LP....................................................     2,875,000          3.85        101,090
Forest Fulcrum Fund Ltd...................................................       925,000          1.24         32,524
Franklin & Marshall College...............................................       151,000             *          5,309
Furman Selz LLC...........................................................       250,000             *          8,790
The Gordon Fund LP........................................................       150,000             *          5,274
Greyhound Lines, Inc. Pension Fund........................................       100,000             *          3,516
The HCA Foundation........................................................       240,000             *          8,438
The Hotel Industry--ILWU Pension Trust....................................       105,000             *          3,691
The Hotel Union & Industry of Hawaii......................................       300,000             *         10,548
Hudson River Trust Balanced Account.......................................       905,000          1.21         31,821
Hudson River Trust Growth & Income Account................................       660,000             *         23,206
Hudson River Trust Growth Investors.......................................       735,000             *         25,843
Hughes Aircraft Company Master Retirement Trust...........................       620,000             *         21,800
Iowa State University Foundation..........................................       100,000             *          3,516
Iron Workers Pension......................................................        32,000             *          1,125
Kresge Foundation.........................................................       254,000             *          8,931
Laterman Strategies 90's LLC..............................................       650,000             *         22,855
The Lincoln Fund LP.......................................................       600,000             *         21,097
David Lipscomb University General Endowment...............................        80,000             *          2,812
LSM Ltd...................................................................       300,000             *         10,548
McMahan Securities Co. L.P................................................       400,000             *         14,064
Memphis Light, Gas & Water Retirement Fund................................       925,000          1.24         32,524
Montgomery County Employees Ret. Sys.--Value..............................       330,000             *         11,603
New Haven, City of........................................................        33,000             *          1,603

                                                                             PRINCIPAL
                                                                               AMOUNT
                                                                              OF NOTES                      NUMBER OF
                                                                            BENEFICIALLY                   CONVERSION
                                                                             OWNED AND      PERCENT OF       SHARES
                                                                              THAT MAY      OUTSTANDING     THAT MAY
NAME (1)                                                                      BE SOLD          NOTES       BE SOLD(2)
--------------------------------------------------------------------------  ------------  ---------------  -----------
Nicholas Applegate Income & Growth Fund (3)...............................       920,000          1.23         32,348
Occidental College (3)....................................................        90,000             *          3,164
Offshore Strategies Ltd...................................................       800,000          1.07         28,129
Oklahoma Law Enforcement Ret. System......................................       143,000             *          5,028
Oregon Equity Fund........................................................     1,000,000          1.34         35,161
Outboard Marine...........................................................       260,000             *          9,142
Pacific Horizons Capital Income Fund......................................       890,000          1.19         31,293
Pacific Innovation Trust Capital Income Fund..............................        15,000             *            527
Partner Reinsurance Company Ltd...........................................       225,000             *          7,911
Premier Growth and Income Fund............................................     2,000,000          2.68         70,323
R.R. Donnelley & Sons.....................................................       331,000             *         11,638
Rabbinical Pension Board..................................................        66,000             *          2,320
RCB Employees Benefit Trust...............................................        58,000             *          2,039
RCB Grantor Trust.........................................................       117,000             *          4,113
Sage Capital..............................................................       750,000          1.00         26,371
SAIF Corporation..........................................................     1,275,000          1.71         44,831
San Diego City Retirement (3).............................................       290,000             *         10,196
San Diego County Convertible (3)..........................................     1,711,000          2.29         60,161
Schwan's Profit Sharing Trust.............................................       144,000             *          5,063
SEIU Local 25.............................................................        25,000             *            879
Societe Generale Securities Corp..........................................     1,000,000          1.34         35,161
State Street Bank Custodian for GE Pension Trust..........................       739,000             *         25,984
Stepstone Convertible Sec. Fund...........................................       500,000             *         17,580
Tracor, Inc...............................................................        22,000             *            773
TQA Vantage Fund, Ltd.....................................................       750,000          1.00         26,371
Vanguard Convertible Securities Fund, Inc.................................     1,155,000          1.55         40,611
Wake Forest University (3)................................................       233,000             *          8,192
Washington University.....................................................       355,000             *         12,482
All other Holders.........................................................    23,725,000         31.74        834,212


------------------------

*   Less than 1%.

(1) The information set forth herein is as of March 10, 1997, except for: (a) Dreyfus Variable Investment Fund Growth and Income Portfolio which is as of March 6, 1997; (b) Hughes Aircraft Company Master Retirement Trust, Partner Reinsurance Company Ltd. and Vanguard Convertible Securities Fund, Inc. which are as of March 27, 1997; (c) Oregon Equity Fund and SAIF Corporation which are as of April 2, 1997; (d) Burroughs Wellcome Fund, Bush Foundation, Citizen Auto Profit Sharing, Common Fund, Earlham College, Iowa State University Foundation, Iron Workers Pension, Kresge Foundation, Montgomery County Employees Ret. Sys.--Value, New Haven, City of, Oklahoma Law Enforcement Ret. System, Outboard Marine, R.R. Donnelley & Sons, Rabbinical Pension Board, RCB Employees Benefit Trust, RCB Grantor Trust, Schwan's Profit Sharing Trust, SEIU Local 25, Tracor, Inc. and Washington University all of which are as of April 4, 1997; (e) Bear, Stearns & Co. Inc., Bank America Convertible Fund, Bank of America Illinois EB Convertible Fund,
    Bank of Tokyo-Mitsubishi Trust Company, Carrigaholt Capital (Bermuda) L.P., The Classic IC Company, Ltd., McMahan Securities Co. L.P., Pacific Horizons Capital Income Fund, Pacific Innovation Trust Capital Income Fund, Societe Generale Securities

    Corp. and Stepstone Convertible Sec. Fund all of which are as of April 7, 1997; and (f) First Trust National Association as trustee under the Trust Agreement pursuant to certain Potlatch Corporation Retirement Plans which is as of April 8, 1997. The information set forth herein will be updated as required. Certain of the Holders share voting and investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such Holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(3) Nicholas-Applegate Capital Management has full voting and investment power of these Securities.

(4) Bear, Stearns & Co. Inc. was an Initial Purchaser in the private placement of the Notes.

      Information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus. In addition, the per share conversion price, and therefore the number of shares of Common Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Notes is $74,750,000 and the number of shares of Common Stock into which the Notes may be converted is approximately 2,628,340 shares.

      It is not possible to predict the principal amount of Notes or the number of shares of Common Stock that will be sold hereby. Consequently, it is not possible to predict the amount of Notes or the number of shares of Common Stock that will be owned by the Selling Securityholders following completion of this offering.

                              PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.


      The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (i) to underwriters who will acquire the Securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time); (ii) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (v) an exchange distribution in accordance with the rules of such exchange; (vi) face-to-face transactions between sellers and purchasers without a broker or dealer; (vii) through the writing of options; and
(viii) other legally available means. At any time a particular offering of Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.


      There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

      Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.


      The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Regulation M may prohibit persons engaged in the distribution of the Securities from simultaneously engaging in market making activities with respect to the particular Securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.



      In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

      Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

      The validity of the Securities offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.

                                     EXPERTS


      The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in their report incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      GLOSSARY OF CERTAIN INSURANCE TERMS

Annualized Premiums........  The total premiums payable by
                             policyholders over a twelve-month period.

Claim .....................  A demand for payment of a policy benefit because of the occurrence of an insured event, such as nursing home confinement, death of or use of home health care services by the insured, or incurrence of hospital or medical bills.

Loss ratio ................  The ratio of claims incurred and the increase in policy reserves to premiums.

Policy acquisition costs ..  All expenses incurred by an insurance company that vary with and are directly related to acquiring insurance policies. The largest component of such expenses is typically the commissions paid to insurance agents. Policy acquisition costs also include underwriting expenses.

Policy reserves ...........  Estimated liabilities established by an insurer to reflect the difference between level renewal premiums and the increasing risks of claims losses as policyholders age.

Premiums ..................  The consideration received by the Company pursuant to the terms of an insurance contract.

Reserves ..................  Estimated liabilities established by an insurer to reflect the estimated costs of claims payments that the insurer will ultimately be required to pay with respect to insurance it has written.

Rider .....................  An attachment to a policy modifying conditions of the policy by restricting or expanding coverage or making some other change in the coverage.

Underwriting ..............  The process whereby an insurer reviews applications submitted for insurance coverage and determines whether to provide all or part of the coverage being requested for an agreed premium.

      No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Securityholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                                   -----------

                                TABLE OF CONTENTS

Available Information ...................................  3
Incorporation of Certain Documents by Reference .........  3
Summary .................................................  4
Risk Factors ............................................  7                       PENN TREATY
Use of Proceeds ......................................... 12                   AMERICAN CORPORATION
Ratio of Earnings to Fixed Charges ...................... 12
Dividend Policy ......................................... 12                       $74,750,000
Description of the Notes ................................ 13
Description of Capital Stock ............................ 23             6 1/4% Convertible Subordinated
Selling Securityholders ................................. 26                      Notes Due 2003
Plan of Distribution .................................... 30              2,628,340 Shares of Common Stock
Legal Matters ........................................... 31                       -----------
Experts ................................................. 31                      April 11, 1997
Glossary of Certain Insurance Terms ..................... 32